EXHIBIT 99.1

PRESS RELEASE

Dick’s Sporting Goods Reports 22% Increase in Both 4th Quarter EPS and Full Year Pro-Forma EPS

PITTSBURGH, Pa., March 11, 2004 — Dick’s Sporting Goods, Inc. (NYSE: DKS) today reported sales and earnings results for the fourth quarter and year ended January 31, 2004.

Net income for the fourth quarter ended January 31, 2004 increased 36% to $26.0 million and earnings per share increased 22% to $1.00 per diluted share as compared to net income of $19.1 million and earnings per share of $0.82 per diluted share for the quarter ended February 1, 2003. Total sales for the quarter increased 20% to $474.4 million. Comparable store sales increased 4.6%.

During the fourth quarter, the Company opened one store, in Allentown, PA, bringing the total for the year to 22 new stores. As of January 31, 2004, the Company operated 163 stores in 27 states.

Full Year Results

Net income for the year ended January 31, 2004 increased 38% to $52.8 million and earnings per share increased 12% to $2.10 per diluted share as compared to net income of $38.3 million and earnings per share of $1.87 per diluted share for the year ended February 1, 2003. Total sales for the year ended January 31, 2004 increased 16% to $1,470.8 million. Comparable store sales increased 2.1%.

Net income increased 37% and earnings per share increased 22% compared to last year’s pro-forma net income of $38.6 million or $1.72 per diluted share. Prior year pro-forma results include a reduction of interest expense and an increase in diluted shares as if the Company had consummated its initial public offering at the beginning of the first quarter last year rather than on the October 15, 2002 effective date.

“We are very pleased to be able to post another record performance for the 4th quarter and the year in total,” said Edward W. Stack, Chairman and CEO. “Our associates delivered above-plan sales and increased operating margin against the difficult comparison of last year. We managed inventory effectively with average inventory per square foot declining 6% compared to last year. As a result, Dick’s is well positioned as we enter 2004.”

2004 Outlook

The Company’s current outlook for 2004 is based on current expectations and includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act as described later in this release. Although the Company believes that comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Full Year 2004

•	Based on an estimated 26.6 million fully-diluted shares outstanding, the Company expects to report EPS for the full year of $2.47 - $2.50 per diluted share, an 18% - 19% increase over last year’s EPS of $2.10.

•	Net income is expected to be $65.7 - $66.5 million, an increase of 24% - 26% over last year’s net income of $52.8 million.

•	Comparable store sales are expected to increase approximately 3%.

•	The Company expects to open 25 new stores during the year.

First Quarter 2004

•	Based on an estimated 26.4 million fully-diluted shares outstanding, EPS for the first quarter is expected to be $0.35 - $0.37 per diluted share, a 25% - 32% increase over the prior year’s first quarter EPS of $0.28.

•	Net income is expected to be $9.2 - $9.8 million, an increase of 37% - 46% over last year’s net income of $6.7 million in the first quarter.

•	Comparable store sales are expected to increase approximately 4% - 5%.

•	The Company expects to open six new stores during the first quarter: Youngstown, OH; Myrtle Beach, SC; Indianapolis, IN (3 stores); and Hartford, CT (the Company’s third store in the Hartford market).

The earnings and the outlook presented in this press release do not give effect to the two-for-one stock split in the form of a stock dividend that we announced on February 10, 2004. We expect this stock split dividend to be payable on or about April 5, 2004 to stockholders of record on March 19, 2004.

Conference Call Info

The Company will be hosting a conference call today at 10:00 am Eastern time to discuss the fourth quarter results. Investors will have the opportunity to listen to the earnings conference call over the internet through the Company’s web site located at http://www.dickssportinggoods.com/investors. To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live broadcast, the webcast will be archived on the Company’s web site for approximately 30 days. In addition, a dial-in replay will be available shortly after the call. To listen, investors should dial (888) 286-8010 (domestic callers) or (617) 801-6888 (international callers) and enter confirmation code 55897857. The dial-in replay will be available for 7 days following the live call.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “guidance,” “estimate,” “intend,” “predict,” and “continue” or similar words. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on April 29, 2003. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

About Dick’s Sporting Goods, Inc.

Pittsburgh-based Dick’s Sporting Goods, Inc. is an authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel, and footwear in a specialty store environment. As of January 31, 2004, the Company operated 163 stores in 27 states throughout the Eastern half of the U.S.

Dick’s Sporting Goods, Inc. news releases are available at http://www.dickssportinggoods.com/ (click on the Investor Relations link at the bottom of the home page).

Contact:

Michael F. Hines, EVP - Chief Financial Officer or
Jeffrey R. Hennion, SVP - Strategic Planning
412-788-6066
investors@dcsg.com

DICK’S SPORTING GOODS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	GAAP		GAAP		Pro-Forma
	13 Weeks Ended		Year Ended		Year Ended
	January 31,	February 1,	January 31,	February 1,	February 1,
	2004	2003	2004	2003	2003
Net sales	$474,432	$395,209	$1,470,845	$1,272,584	$1,272,584
Cost of goods sold, including occupancy and distribution costs	334,927	280,339	1,063,106	935,192	935,192

GROSS PROFIT	139,505	114,870	407,739	337,392	337,392
Selling, general and administrative expenses	95,590	79,748	314,885	262,755	262,755
Pre-opening expenses	316	692	6,528	5,553	5,553

INCOME FROM OPERATIONS	43,599	34,430	86,326	69,084	69,084
(Gain) on sale / loss on write-down of non-cash investment	-	2,447	(3,536)	2,447	2,447
Interest expense, net	285	217	1,831	2,864	2,242

INCOME BEFORE INCOME TAXES	43,314	31,766	88,031	63,773	64,395
Provision for income taxes	17,326	12,706	35,212	25,509	25,758

NET INCOME	$25,988	$19,060	$52,819	$38,264	$38,637

EARNINGS PER COMMON SHARE:
Basic	$1.11	$0.96	$2.36	$2.16	$1.96
Diluted	$1.00	$0.82	$2.10	$1.87	$1.72
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	23,456	19,897	22,387	17,729	19,679
Diluted	25,887	23,344	25,140	20,479	22,486

DICK’S SPORTING GOODS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
(Dollars in thousands)

	January 31,	February 1,
	2004	2003
ASSETS
CURRENT ASSETS:
Cash	$93,674	$11,120
Accounts receivable, net	10,417	16,400
Inventories, net	254,360	233,497
Prepaid expenses and other current assets	5,222	5,572
Deferred income taxes	1,021	8,697

Total current assets	364,694	275,286
Property and equipment, net	100,965	80,109
Construction in progress - leased facilities	10,927	-
Other assets	21,945	20,840

TOTAL ASSETS	$498,531	$376,235

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$118,383	$125,208
Accrued expenses	72,090	59,248
Deferred revenue and other liabilities	37,037	22,752
Income taxes payable	-	12,763
Current portion of long-term debt and capital leases	505	213

Total current liabilities	228,015	220,184

LONG-TERM LIABILITIES:
Revolving credit borrowings	-	-
Long-term debt and capital leases	3,411	3,364
Non-cash obligations for construction in progress - leased facilities	10,927	-
Deferred revenue and other liabilities	13,197	12,188

Total long-term liabilities	27,535	15,552

COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ EQUITY:
Preferred Stock	-	-
Common stock	165	126
Class B common stock	71	77
Additional paid-in capital	175,984	130,071
Retained earnings	63,044	10,225
Accumulated other comprehensive income	3,717	-

Total stockholders’ equity	242,981	140,499

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$498,531	$376,235

Subsequent event

As noted in a press release dated Februray 11, 2004, the Company announced it had issued a total of $172.5 million in a privately placed convertible note offering. Net proceeds to the Company, after the net cost of a bond hedge and issuance of a warrant approximated $146 million.

DICK’S SPORTING GOODS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
(Dollars in thousands)

	Fiscal Year Ended
	January 31,	February 1,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$52,819	$38,264
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,554	14,420
Deferred income taxes	8,476	(5,019)
Tax benefit from exercise of stock options	29,862	662
Gain on sale of non-cash investment	(3,536)	-
Other non-cash items	2,067	2,447
Changes in assets and liabilities:
Accounts receivable	3,904	(1,984)
Inventories	(20,863)	(31,912)
Prepaid expenses and other assets	1,548	(8,218)
Accounts payable	(19,850)	28,122
Accrued expenses	12,842	12,236
Income taxes payable	(12,763)	7,033
Deferred revenue and other liabilities	14,440	5,087

Net cash provided by operating activities	86,500	61,138

CASH FLOWS USED IN INVESTING ACTIVITIES:
Capital expenditures	(54,350)	(29,001)
Proceeds from sale-leaseback transactions	14,726	6,417
Decrease in recoverable costs from developed properties	2,079	-
Proceeds from sale of non-cash investment	4,150	-

Net cash used in investing activities	(33,395)	(22,584)

CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit payments, net	-	(77,073)
Borrowings (payments) on long-term debt and capital leases	339	(211)
Proceeds from sale of common stock in initial public offering	-	30,936
Proceeds from sale of common stock under employee stock purchase plan	2,473	4,421
Proceeds from exercise of stock options	13,429	807
Repayment of note receivable for common stock	-	6,196
Increase in bank overdraft	13,025	1,514
Transaction costs related to initial public offering	183	(3,000)

Net cash provided by (used in) financing activities	29,449	(36,410)

NET INCREASE IN CASH	82,554	2,144
CASH, BEGINNING OF PERIOD	11,120	8,976

CASH, END OF PERIOD	$93,674	$11,120

Supplemental non-cash investing and financing activities:
Construction in progress - leased facilities	$10,927	$-

Regulation G Reconciliations

The Company believes the use of pro-forma results for prior periods provides a more meaningful comparison to the current period results due to the significant increase in share count since October 15, 2002 when the Company completed its initial public offering, and the related reduction in interest expense due to the application of the net proceeds thereof. The reconciliations of the pro-forma financial information to the most directly comparable GAAP financial information is presented below (in millions, except per share data):

Year Ended
February 1,
2003
Net income	$38.3
Interest expense reduction (after tax)	0.3

Pro-forma net income	$38.6

Diluted shares	20.5
Public offering adjustment	2.0

Pro-forma diluted shares	22.5

Pro-forma diluted earnings per share	$1.72